EXHIBIT (i)

[QUARLES & BRADY LLP LETTERHEAD]

April __, 2008

Heartland Group, Inc.
790 North Milwaukee Street
Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

In connection with the filing of Post-Effective Amendment No. __ to the Registration Statement on Form N-1A (1933 Act Registration No. 33-11371) (as amended, the “Registration Statement”) which covers the registration of one billion (1,000,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”), of Heartland Group, Inc., a Maryland corporation (the “Registrant”), under the Securities Act of 1933, as amended, you have requested that we furnish you with the following opinion, which we understand will be used in connection with and filed with the Securities and Exchange Commission as an exhibit to the Registration Statement. We note that the Common Stock to which the Registration Statement relates are currently issued and offered to the public three series of the Registrant, Heartland Select Value Fund, Heartland Value Plus Fund, and Heartland Value Fund (each a “Series”), in the manner and on the terms described in the Registration Statement.

In furnishing this opinion, we have examined originals or copies of such documents as we consider necessary, including: (a) the Registration Statement; (b) the Registrant’s Articles of Incorporation, including all amendments and supplements thereto, filed with Maryland Department of Assessments and Taxation; (c) a certificate of good standing, as recently issued by the Maryland Department of Assessments and Taxation; (d) records of actions of the Registrant’s Board of Directors and shareholders; and (e) such other documents and certificates as to matters of fact and such matters of law as we have deemed relevant to the opinions expressed herein. In conducting such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

For purposes of rendering the this opinion, we have assumed that: (a) the Registration Statement remains effective; (b) the Prospectus and Statement of Additional Information, which form a part of the Registration Statement, and your Prospectus delivery procedures fulfill all the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, throughout all periods relevant to this opinion; (c) all offers and sales of Common Stock of the Registrant (including each Series thereof) registered by means of the Registration Statement are conducted in a manner complying with the terms of the Registration Statement; (d) all offers and sales of Common Stock of the Registrant are made in compliance with the securities laws of the states having jurisdiction thereof; and (e) all the shares of Common Stock will be issued and sold for consideration based upon their net asset value on the date of their respective issuances and all consideration for such shares will actually be received by the Registrant.

Based upon, and subject to, the foregoing and the qualifications set forth below, we are of the opinion that each share of Common Stock of each Series of the Registrant, has been validly authorized, and when thereafter issued and sold by the Registrant, will have been fully paid and non-assessable.

Our opinion above is limited to the federal law of the United States of America and to the Maryland General Corporate Law, and we have based our opinion above solely based upon a review of the Maryland General Corporate Law. We express no opinion herein as to the effect of any other laws, rules or regulations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references to our firm in the Prospectus and Statement of Additional Information constituting parts of the Registration Statement.

Very truly yours,

DRAFT ONLY

QUARLES & BRADY LLP